Exhibit 10.1

Management Board Service Agreement

.............................., [CITY]
- hereinafter referred to as the “Company” -
represented by its Supervisory Board, the latter represented by the Chairman of the Supervisory Board,
Mr. ............., [CITY],

and

Mr. ............., [CITY],

born on ..................in ......................................

have agreed, based on a resolution adopted by the Executive Committee of the Supervisory Board on ..................................., to conclude the following Management Board Service Agreement:

Art. 1
Functions and Duties

(1)	Based on a resolution adopted by the Company’s Supervisory Board, Mr. ............. has been appointed for the period from ............ to ............. an ordinary member of the Company’s Board of Management [and Chairman/Chief Human Resources Officer].

(2)	Mr. ............. shall manage the business in accordance with statutory provisions, the Company’s bylaws, the rules of internal procedure for the

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Board of Management and the provisions of this Contract as well as the recommendations contained in the German Code of Corporate Governance in the framework of the annual compliance declaration made by the Company.

(3)	Mr. ............. shall devote his working capacity exclusively to the Company [altern. where an individual holds two offices; the Company as well as the ........ ]. The assumption of any other professional activity (sideline occupation) – whether gratuitous or for a consideration – shall be subject to prior approval, which can be revoked at any time, by the Executive Committee of the Company’s Supervisory Board. As far as the acceptance of supervisory board seats or similar offices is concerned, this shall apply only to offices in companies that are not part of the E.ON Group. The Chairman of the Company’s Supervisory Board shall be notified in writing of the resignation from any offices. Publications and presentations that touch upon the Company’s interests shall be agreed within the Board of Management. For sideline occupations performed by Mr. ............. at the time of conclusion of this Contract, as specified in the list attached to this Contract as an annex, approval shall be deemed to have been given.

The Company undertakes to save Mr. ............. harmless in respect of any pecuniary claims filed against him due to his membership in supervisory boards, advisory boards or similar bodies of other companies – accepted by Mr. ............. at the Company’s request – unless Mr. ............. is liable for damage caused intentionally or by gross negligence.

Upon termination of his appointment as a Board member, Mr. ............. shall be obliged to resign from any supervisory board seats or other offices that he has assumed in the interest of the Company, unless specifically agreed upon otherwise.

(4)	At all times during the term of this Management Board Service Agreement, Mr. ............. shall not, without prior written approval by the Executive Committee of the Company’s Supervisory Board, own an equity stake in a business

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enterprise that competes with the Company or with any of its associated companies, or that maintains substantial business relations with the Company or with any of its associated companies. Mr. ............. shall inform the Chairman of the Supervisory Board if a member of his family (as defined in the German Fiscal Code, Section 15) owns an equity stake in such a business enterprise. Ownership of shares held in the framework of private asset management, where such share ownership does not permit the exercise of any influence on the organs of the company concerned, shall not be deemed an equity stake within the meaning of this provision.

(5)	In connection with his position, Mr. ............. shall not for himself or for others request or accept from third parties any financial allocations or other benefits that could be objectively appropriate, in terms of their nature, scale or frequency, to impair his ability to perform his duties vis-à-vis the Company; the same shall apply, conversely, to offering or granting such benefits to third parties. If in doubt, Mr. ............. shall consult the Chairman of the Company’s Supervisory Board.

(6)	Mr. ............. agrees to maintain strict silence in respect of any confidential information relating to the Company or any of its associated enterprises, in particular business and trade secrets that he will obtain knowledge of due to the exercise of his function. This obligation shall continue to apply after the termination of this Management Board Service Agreement.

(7)	At any time at the Company’s request, or without request upon termination of his appointment as a Board member, Mr. ............. shall surrender to the Board of Management, or a representative of the Board of Management, any business documents and data media in his possession, as well as any other working materials obtained from the Company or third parties in connection with his employment by the Company. A right of retention in respect of such documents, data media and other working materials shall be excluded.

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(8)	Employee inventions by Mr. ............. shall be subject to the provisions of the Employee Inventions Act of July 25, 1957, including the relevant “Guidelines for the Compensation of Employee Inventions in the Private Sector” of July 20, 1959. The Company shall be exclusively entitled to make use of suggestions for technical or organizational improvements made by Mr. ............. in the context of his work for the Company. Any claim by Mr. ............. to counter-performance for the transfer of exploitation rights to the Company, as specified in the second sentence above, shall be covered by the compensation specified in Art. 2.

Art. 2
Salary

(1)	As fixed compensation, Mr. ............. shall receive a fixed annual gross salary in the amount of € .00 (in words: Euro ..................), payable in twelve equal monthly installments at the beginning of each month, the last installment being payable for the month in which this Management Board Service Agreement terminates.

(2)	Furthermore, Mr. ............. shall receive, until the end of the period of his appointment as a Board member, a variable compensation component (bonus) fixed by the Executive Committee of the Supervisory Board for the preceding fiscal year. The basis for the assessment of the bonus shall be the achievement of the major targets agreed with Mr. ............. in writing for the respective fiscal year at the beginning of this year. If the targets have been fully achieved (100 percent), Mr. ............. shall receive a gross annual target bonus of € .00 (in words: Euro ...........................). Depending on the degree of target achievement, the actual bonus payable may be either below or above this amount. The maximum that can be achieved is double the target bonus (200 percent). However, until the end of his period of appointment as a Board member, Mr. .............’s annual bonus shall amount to at least 30 percent of the target bonus. The bonus for the preceding fiscal year shall be paid out together with the next salary following the approval of the Company's year-end financial statements, however, no earlier than with the salary for April of the following year. This shall also apply to the promised minimum bonus. Should Mr. .............’s period of appointment as a Board member begin in the course of a given fiscal year or end before the lapse of said fiscal year, the bonus shall be payable pro rata temporis.

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(3)	The salary specified in (1) and (2) above shall also cover any duties performed for companies and institutions in the Company’s interest (seats tied to the Company). Seats tied to the Company are seats on the boards of business enterprises in which the Company, directly or indirectly, holds a share of at least 5 percent in the capital or voting rights. Should Mr. ............. directly receive remuneration for such seats from the business enterprises concerned, this remuneration shall be set off against the bonus specified in (2) above or be transferred to the Company. The amount of the remuneration to be set off or transferred shall be the part of the remuneration that will remain after deduction of any value-added tax due in Germany or after deduction of any other taxes and levies that are due in other countries and not creditable or deductible in Germany. Meeting attendance fees and reimbursed expenses, where these are in keeping with standard practice, shall not be set off. At the end of each calendar year Mr. ......... shall notify the Company without prior request of any creditable remuneration. Remuneration from seats on the boards of business enterprises which are not tied to the Company shall not be set off against the salary.

(4)	The salary payable in accordance with (1) and (2) above shall be reviewed at reasonable intervals.

(5)	Any special payments to be made on specific occasions shall be decided by the Executive Committee of the Supervisory Board.

(6)	Mr. ............. agrees to the disclosure of his personal compensation in the notes to the Group’s financial statements, should the Supervisory Board decide to disclose such information. Likewise, Mr. ............. agrees to the disclosure of this Management Board Service Agreement as well as any subsidiary

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agreements and supplements to this Contract, should the Company be obliged to disclose such information by virtue of statutory requirements or binding instructions from a German or foreign public authority (e.g. the United States Securities and Exchange Commission).

Art. 3
Continuation of Salary Payments in the Event of Sickness or Death

(1)	Should Mr. ............. become temporarily unfit for work, the Company shall continue to pay the basic annual salary specified in Art. 2(1) above and the bonus specified in Art. 2(2) above for a period of twelve months, however no longer than until the date of termination of his Management Board Service Agreement. Should such temporary unfitness for work last for a continuous period of more than six weeks, the bonus shall be calculated, as of this point in time until the restoration of Mr. .............’s fitness for work, on the basis of the average target achievement of the other members of the Company’s Board, however, not exceeding the target bonus as the maximum level. Notwithstanding the above provisions, should Mr. ............. receive sickness benefits from the statutory health insurance fund, and for as long as he receives such benefits, he shall be paid an allowance that will make up the difference between the sickness benefits and the amount resulting from sentences 1 and 2 above.

(2)	Should Mr. ............. die during the term of this Management Board Service Agreement, his widow or, alternatively, his dependent children shall be entitled to receive the continued payment of the salary specified in Art. 2 (1) and (2), as well as the bonus to the amount of the target bonus (full target achievement), for a period of six months following the month of his death. Payment shall be made in monthly installments.

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Art. 4
Annual Leave

Mr. ............. shall be entitled to a reasonable annual leave. He shall agree his vacation periods with the other members of the Board of Management and, if the leave exceeds three days, inform the Chairman of the Supervisory Board in writing prior to the beginning of his vacation.

Art. 5
Fringe Benefits

(1)	Until the end of Mr. .............’s appointment period as a Board member, the Company shall provide him with an adequate passenger car as well as a driver for business and private use. The model and equipment level of the company car shall be agreed with the Chairman of the Board of Management prior to the acquisition of the car. Any taxes and/or levies due, for the private use of the car, on the benefit in money’s worth shall be borne by Mr. .............. . Garage rental costs shall not be reimbursed.

(2)	Reasonable travel expenses as well as other expenses incurred by Mr. ............. in the Company’s interest shall be reimbursed. In special cases, the obligation to submit vouchers may be waived. The Company shall take out a baggage insurance policy of a reasonable amount to cover Mr. .............’s business trips until the end of his period of appointment as a Board member. Any taxes and/or levies due on this policy shall be assumed by the Company.

(3)	Until the end of Mr. .............’s appointment period as a Board member, the Company shall provide him in his home as well as in his permanent vacation home a telephone set (including a telephone line), a fax machine, a cell phone and a computer for his business and private use and shall bear both the one-off connection charges and the regular charges and fees within reasonable limits. Any taxes and/or levies due on the benefit in money’s worth for the private use of these devices shall be borne by Mr. ..............

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(4)	Until the end of Mr. .............’s appointment period as a Board member, the Company shall take out for his benefit an accident insurance policy of a reasonable amount. Vis-à-vis the insurance company, Mr. ............. shall be the direct beneficiary. Any taxes and/or levies due on the accident insurance premiums shall be assumed by the Company. Should Mr. ............. sustain an accident while on duty and should, in this event, the insurer invoke passive risk of war as an exclusion, the Company shall indemnify Mr. ............. for the benefits that the insurance company would have had to pay, had it not invoked the exclusion; any taxes and/or charges due on these benefits shall be assumed by the Company.

(5)	It is recommended that Mr. ............. have a thorough medical examination once a year at the Company’s expense. This shall also include any taxes and levies due on a potential benefit in money’s worth.

(6)	All the members of the Company’s Board of Management and other executive bodies, as well as the group of senior-level managers, are covered collectively, in their positions or functions, by a directors’ and officers’ liability insurance policy.

Art. 6
Term of the Contract

(1)	This Management Board Service Agreement shall be effective from ........... to ............. It shall be renewed by the period of time for which the Supervisory Board decides to reappoint Mr. ............., with his consent, as a member of the Company’s Board of Management.

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(2)	The decision with regard to Mr. .............’s reappointment shall be taken no later than six months prior to the expiration of his term of office. As a general rule, Board of Management members may not be reappointed beyond the end of the calendar year in which they have reached the age of 65 years.

(3)	Should Mr. ............. become permanently incapacitated to work during the term of this Management Board Service Agreement, the Management Board Service Agreement shall end as of the end of the sixth month after the month in which his permanent incapacity was established, however, no later than at the end of the period specified in (1) above.

Mr. .............’s appointment as a Board member shall end as of the end of the month in which his permanent incapacity to work is established.

Mr. ............. shall be considered permanently incapacitated to work within the meaning of this Management Board Service Agreement if it is likely that he will not be capable in the long term to perform the duties assigned to him without restrictions. Permanent incapacity to work shall be deemed to have been established if Mr. ............. has been unfit for work for a continuous period of more than twelve months. Only if there is agreement about the continuation of Mr. .............’s Management Board Service Agreement and his appointment, or if Mr. ............. can prove, by means of a medical certificate issued by jointly chosen doctor, that his full capacity to work can be expected to be restored within the following six months, shall his Management Board Service Agreement and his appointment not end. Should Mr. ............. and the Company fail to agree on a doctor, the medical association at the Company’s corporate seat shall be asked to suggest a medical expert.

Art. 7
Final Provisions

(1)	Alterations and supplements to this Contract must be made in writing. Any waiver of this requirement must also be made in writing.

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(2)	Should specific provisions of this Contract be ineffective, either wholly or in part, or should they subsequently cease to be legally effective, or should they prove to be incomplete, this shall not affect the validity of the other provisions. The ineffective provisions shall be replaced, or the incomplete provisions shall be complemented, where legally admissible, by suitable provisions that come closest to the purpose that the parties to the Contract intended or would have intended if they had considered the ineffectiveness or incompleteness of the other provisions.

(3)	The place of performance for all payments made under this Contract shall be the seat of the Company. Any disputes arising from this Contract, as specified in Section 38(3) No. 2 of the German Code of Civil Procedure, shall be referred to the court having jurisdiction at the seat of the Company.

(4)	This Contract shall be executed in three copies; the Chairman of the Supervisory Board, Mr. ............. and the Company shall each receive one copy.

[CITY], ..............................	[CITY], ..............................
................ Aktiengesellschaft
The Supervisory Board

Chairman	....................